EXHIBIT 99





                                      NEWS


                                                                        CONTACT:
                                       Christopher T. Dahl, President & CEO, CBC
                        Joy Plaschko, Media Relations Manager, CBC, 612-330-9524
                                     -------------------------------------------

                              FOR IMMEDIATE RELEASE

July 26, 1996

                   CBC ENGAGES SOUTHCOAST CAPITAL CORPORATION
           TO EXPLORE STRATEGIC OPTIONS TO MAXIMIZE SHAREHOLDER VALUE

         MINNEAPOLIS -- Children's Broadcasting Corporation (CBC, Nasdaq NM:
AAHS) announced today that it is has retained Southcoast Capital Corporation and its Clovebrook division to explore all strategic alternatives to maximize shareholder value.

         Christopher T. Dahl, CBC's president and CEO said, "As we have just completed a new round of equity financing and are nearing 40 percent coverage of the United States with our proposed acquisitions, the Board of Directors felt that it was an appropriate time to examine all opportunities to benefit the Company and its shareholders."

         Southcoast Capital will study a number of alternatives including possible joint venture opportunities, a sale or a merger. There can be no assurance that the Company will be successful in completing an extraordinary transaction.

         Children's Broadcasting Corporation's Radio AAHS(R) is an award-winning radio programming mix of music, news, stories and games, produced and distributed for children age 12 and under and their parents. The Company's Radio AAHS(R) format, which broadcasts via satellite from its flagship station WWTC-AM in Minneapolis is available to approximately 40 percent of the country including pending acquisitions in Philadelphia and Chicago. Radio AAHS(R) has an affiliated network of 30 stations across the country, including company owned or operated stations in New York, Los Angeles, Dallas, Minneapolis, Kansas City, Denver, and Detroit. It is the only live, 24-hour radio network for children and their families in the United States providing programming that includes shows from Disneyland, Walt Disney World and "What's Up? with Evan Roberts" from Long Island, NY. Radio AAHS(R) multimedia include: a wildly colorful web site, http://www.radio-aahs.com; an awesome interactive phone system, 1-800-552-2470; and soon, an Internet presence with real-time Radio AAHS(R) audio through NetRadio at http://www.netradio.net. ###